UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 22, 2007

SIRTRIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33465	20-1410189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

790 Memorial Drive

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 252-6920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2007, Sirtris Pharmaceuticals, Inc. (the “Company”) entered into a lease agreement (the “New Lease”) with ARE-Tech Square, LLC (the “Landlord”) for 44,084 square feet of office and laboratory space at 200 Technology Square in Cambridge, Massachusetts (the “New Location”).  The target commencement date of the New Lease is December 1, 2007, and the New Location will house the Company’s principal executive offices and research space.  The Company’s President and Chief Executive Officer, Christoph Westphal, performs consulting services for an affiliate of the Landlord.

Item 1.02 Termination of a Material Definitive Agreement.

On June 22, 2007, in connection with the execution of the New Lease, the Company and ARE-770/784/790 Memorial Drive, LLC (“ARE Memorial Drive”), an affiliate of the Landlord, entered into an agreement to terminate the lease for the Company’s current location at 790 Memorial Drive in Cambridge, Massachusetts (the “Old Lease”).  If the Company provides 60 days’ advance written notice to ARE Memorial Drive of the commencement of the New Lease (the “Commencement Date”), the Old Lease will terminate on the Commencement Date.  Otherwise, the Old Lease will terminate 60 days after the Commencement Date.  The Company is not incurring any termination penalties in connection with the termination of the Old Lease.  The Company’s President and Chief Executive Officer, Christoph Westphal, performs consulting services for an affiliate of the ARE Memorial Drive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRTRIS PHARMACUTICALS, INC.

/s/ Garen Bohlin
Dated: June 27, 2007	By:	Garen Bohlin
Chief Operating Officer